GUARANTY AND LEASE COMPENSATION AGREEMENT

     THIS GUARANTY AND LEASE COMPENSATION AGREEMENT (this "Agreement") is made this 20th day of December, 1999, and is intended to be effective as of September 16, 1999, by and between Acrodyne Communications, Inc. ("Acrodyne"), a Delaware corporation and Sinclair Broadcast Group, Inc. ("Sinclair"), a Maryland corporation. Witnesseth:

                                    Recitals

     On September 19, 1999, Acrodyne entered into a Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000.00) line of credit (the "Line of Credit") with PNC Bank, National Association (the "Bank"). The Bank required as a condition of making the loan that Sinclair unconditionally and irrevocably guarantee all of Acrodyne's obligations with respect to the Line of Credit. Sinclair entered into a Limited Guaranty and Suretyship Agreement (the "Loan Guaranty") dated September 19, 1999, the beneficiary of which is the Bank.

     At Acrodyne's request, Sinclair intends to enter into a lease (the "Lease") with PBP,L.P. (the "Lessor") for the benefit of Acrodyne certain real property located on Hollow Road, Upper Providence Township, Montgomery County, Pennsylvania and 44,000 square feet, plus or minus, of the building thereon, for the purpose of establishing Acrodyne's new manufacturing facility. Upon execution of the Lease, Acrodyne has agreed to sublease the premises from Sinclair.

     Acrodyne, by letters dated September 16th and 17th to Sinclair, has agreed to compensate Sinclair for the Loan Guaranty and Lease as set forth herein.

     NOW, THEREFORE, Acrodyne and Sinclair intending to be legally bound agree as follows:

     1 - Loan Guaranty Compensation; Initial and Subsequent. Acrodyne agrees to compensate Sinclair for the Loan Guaranty as follows:

          a) On September 16, 1999 Seventy Five Thousand Three Hundred (75,300) shares of Acrodyne common voting stock traded on the NASDAQ National Market System ("NASDAQ"), based upon the closing price as quoted on NASDAQ on September 16, 1999.

          b) On October 1, 2000 and on each and every October 1st thereafter until such time as the Bank no longer requires the Loan Guaranty, Acrodyne shall pay Sinclair an amount equal to the average of the Line of Credit outstanding balances as of the last day of each of the preceding twelve (12) months (not to be less than One Million Seven Hundred Thousand Dollars and No Cents ($1,700,000.00)) multiplied by twelve and


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one-half percent  (12.5%).  Said amount shall be payable in the form of Acrodyne common voting stock and calculated by dividing said amount by the average of the closing price of Acrodyne common voting stock for the last four (4) Business Days in each September and the first (lst) Business Day in each October. For the purposes of this Agreement "Business Day" shall mean any day in which NASDAQ is opened.

     2. Loan Compensation. So long as the Landlord requires Sinclair to be a lessee, obligor, maker, endorser, surety, guarantor or otherwise obligated on the Lease, Acrodyne agrees to compensate Sinclair as follows:

          a) On the lease execution date Thirty Six Thousand Seven Hundred (36,700) shares of Acrodyne common voting stock.

          b) On each Lease anniversary date, Seventy Thousand Dollars and No Cents ($70,000.00) payable in the form of Acrodyne common voting stock based upon the per share value of Acrodyne common voting stock calculated as the average closing price for Acrodyne common voting stock for the five (5) Business Days preceding the Lease Anniversary date.

     3. Delivery of Shares: All shares of Acrodyne common voting stock required to be paid to Sinclair pursuant to Sections 1 and 2 above shall be delivered to Sinclair via Federal Express for next-day delivery at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 or such other address as Sinclair may from time to time request to the attention of David B. Amy, Executive Vice President.

     4. No Violation or Breach. Each party, represents and warrants to the other party that the performance of this Agreement does not violate any federal, state, or local law, statute, ordinance, or regulation regarding controlled substances, or otherwise, or any agreement, court or administrative order or ruling by which such party may be bound.

     5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors, and assigns.

     6. Authority. The parties represent that they have full authority to bind their respective corporations by this Agreement, and that all appropriate and necessary corporate action has been taken in order to authorize the transaction contemplated thereby. Both parties are corporations in good standing under the laws of their State of incorporation.

     7. Heading. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

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     9.   Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument,

     10. Time of Essence. Time is of the essence of this Agreement.

     11. Entire Agreement; Modification. This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties with respect to the subject matter hereof. It may be changed only by a written agreement, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     12. Notices. All notices hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties as set forth below:

     If to Acrodyne:           Acrodyne Communications, Inc.
                               516 Township Line Road
                               Blue Bell, PA 19422
                               Attn: Ronald R. Lanchoney, C.F.O.

     With a copy to:           Steven A. Thomas, Esquire
                               Thomas & Libowitz, P.A.
                               100 Light Street, Suite 1100
                               Baltimore, MD 21202-1053

     If to Sinclair:           Sinclair Broadcast Group, Inc.
                               10706 Beaver Dam Road
                               Cockeysville, MD 21030
                               Attn: David B. Amy, Executive Vice President

     With a copy to:           Steven A. Thomas, Esquire
                               Thomas & Libowitz, P.A.
                               100 Light Street, Suite 1100
                               Baltimore, MD 21202-1053

     IN WITNESS WHEREOF, this Agreement is executed under seal by Acrodyne and Sinclair as of the date and year first above written.

WITNESS/ATTEST:                        Acrodyne Communications, Inc.

/s/ Ronald R. Lanchoney                By:/s/ A. Robert Mancuso     (SEAL)
                                       Name: A. Robert Mancuso
                                       Title: President

                      (SIGNATURES CONTINUED ON NEXT PAGE)

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WITNESS/ATTEST                         Sinclair Broadcast Group, Inc.

/s/ Steven A. Thomas                   By:___________________________(SEAL)
                                       Name: David B. Amy
                                       Title: Executive Vice President

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